As filed with the Securities and Exchange Commission on February 27, 2026

Registration No. 333-239148

Registration No. 333-264841

Registration No. 333-268933

Registration No. 333-277516

Registration No. 333-281453

Registration No. 333-285359

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239148

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264841

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-268933

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277516

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-281453

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285359

UNDER

THE SECURITIES ACT OF 1933

AVIDITY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1336960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3020 Callan Road San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Avidity Biosciences, Inc. 2013 Equity Incentive Plan

Avidity Biosciences, Inc. 2020 Incentive Award Plan

Avidity Biosciences, Inc. 2020 Employee Stock Purchase Plan

Avidity Biosciences, Inc. 2022 Employment Inducement Incentive Award Plan

(Full titles of the plans)

Jaime Huertas

Secretary

Avidity Biosciences, Inc.

3020 Callan Road

San Diego, California 92121

(Name and address of agent for service)

(858) 401-7900

(Telephone number, including area code, of agent for service)

Copy to:

Catherine J. Dargan, Esq.

Michael J. Riella, Esq.

Kerry S. Burke, Esq.

Alicia Zhang, Esq.

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

+1 (202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Avidity Biosciences, Inc., a Delaware corporation (the “Registrant”), relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.

Registration Statement No.  333-239148, registering an aggregate of 9,484,289 shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 5,790,970 shares of Common Stock available for future issuance under the Registrant’s 2020 Incentive Award Plan (the “2020 Plan”), (ii) 109,030 shares of Common Stock subject to outstanding awards under the 2020 Plan, (iii) 2,759,289 shares of Common Stock subject to outstanding awards under the Registrant’s 2013 Amended and Restated Equity Incentive Plan and (iv) 825,000 shares of Common Stock available for future issuance under the Registrant’s 2020 Employee Stock Purchase Plan (the “ESPP”), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 12, 2020;

2.

Registration Statement No.  333-264841, registering an aggregate of 7,500,000 shares of Common Stock available for future issuance under the 2020 Plan, which was filed with the Commission on May 10, 2022;

3.

Registration Statement No.  333-268933, registering an aggregate of 5,000,000 shares of Common Stock consisting of (i) 3,500,000 shares of Common Stock available for future issuance under the 2020 Plan and (ii) 1,500,000 shares of Common Stock available for future issuance under the Registrant’s 2022 Employment Inducement Incentive Award Plan (the “2022 Plan”), which was filed with the Commission on December 21, 2022;

4.

Registration Statement No.  333-277516, registering an aggregate of 3,963,742 shares of Common Stock available for future issuance under the 2020 Plan, which was filed with the Commission on February 29, 2024;

5.

Registration Statement No.  333-281453, registering an aggregate of 3,288,200 shares of Common Stock consisting of (i) 3,000,000 shares of Common Stock available for future issuance under the 2022 Plan and (ii) 288,200 shares of Common Stock subject to outstanding awards under the 2022 Plan, which was filed with the Commission on August 9, 2024; and

6.

Registration Statement No.  333-285359, registering an aggregate of 7,792,900 shares of Common Stock consisting of (i) 6,594,000 shares of Common Stock available for future issuance under the 2020 Plan and (ii) 1,198,900 shares of Common Stock available for future issuance under the ESPP, which was filed with the Commission on February 27, 2025.

On February 27, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 25, 2025 (the “Merger Agreement”), by and among the Registrant, Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”), and Ajax Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Hanover, State of New Jersey, on February 27, 2026.

AVIDITY BIOSCIENCES, INC.

By:	/s/ Jaime Huertas
Name:	Jaime Huertas
Title:	Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.